UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVADAQ TECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Ontario

(Province or other jurisdiction of incorporation or organization)

3845

(Primary Standard Industrial Classification Code Number)

Not Applicable

(I.R.S. Employer Identification Number)

5090 Explorer Drive

Suite 202, Mississauga

Ontario, Canada L4W 4T9

(906) 629-3822

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue, 13th Floor, New York, New York 10011

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Aaron Fransen Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5l 1B9 (416) 869-5500	David S. Rosenthal, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036 (212) 698-3500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	At some future date (check the appropriate box below):

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Shares, Preferred Shares, Debt Securities(3)	$250,000,000	$250,000,000	$32,200
TOTAL	$250,000,000	$250,000,000	$32,200

(1)	Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offer price per security. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed U.S.$250,000,000.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Subject to footnote (1), there are being registered hereunder an indeterminate number of common shares, preferred shares and debt securities in any combination as may be sold from time to time by the Registrant.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each province of Canada other than the Province of Quebec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold in Canada until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

The information in this short form base shelf prospectus is not complete and may be changed. The securities may not be sold in the United States until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective.

This short form base shelf prospectus has been filed under legislation in each province of Canada other than the Province of Quebec that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Novadaq at 5090 Explorer Drive, Suite 202, Mississauga, Ontario, Canada L4W 4T9, Telephone: (905) 629-3822 and are also available electronically at www.sedar.com.

Preliminary Short Form Base Shelf Prospectus

New Issue	October 11, 2013

Novadaq Technologies Inc.

US$250,000,000

Preferred Shares

Common Shares

Debt Securities

Novadaq Technologies Inc. (“Novadaq” or the “Company”) may offer and sell from time to time preferred shares and common shares (collectively, the “Equity Securities”), debt, including without limitation, senior or subordinated, secured or unsecured, convertible or non-convertible debt securities (collectively, the “Debt Securities” and together with the Equity Securities, the “Securities”) or any combination thereof up to an aggregate initial offering price of US$250,000,000 (or the equivalent thereof in other currencies based on the applicable exchange rate at the time of the offering) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains effective.

The Securities may be offered in an amount and on such terms as may be determined from time to time depending on market conditions and other factors. The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement (as defined below) and may include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; and (ii) in the case of Equity Securities, the designation of any particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Equity Securities being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be set forth in one or more prospectus supplements or pricing supplements (collectively or individually, as the case may be, a “Prospectus Supplement”) which will accompany this Prospectus.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

The common shares of Novadaq are listed on the Toronto Stock Exchange (“TSX”) under the symbol “NDQ” and on the NASDAQ Global Market (“NASDAQ”) under the symbol “NVDQ”. The closing price of the common shares on the TSX and NASDAQ on October 10, 2013, the latest practicable date, was CDN$17.51 and US$16.88, respectively.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus. Novadaq may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly or through agents. The Prospectus Supplement relating to a particular series or issue of Securities will identify each underwriter, dealer or agent engaged by Novadaq, as the case may be, in connection with the offering and sale of that series or issue, and will set forth the terms of the offering of such series or issue, the method of distribution of such series or issue, including, to the extent applicable, the proceeds to Novadaq and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution, such as an intention to stabilize the market or otherwise maintain the market price of the Securities offered. See “Plan of Distribution”.

This offering is made by a “foreign issuer” under U.S. securities laws that is permitted, under a multijurisdictional disclosure system (“MJDS”) adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and are subject to Canadian auditing standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be fully described herein. Prospective investors should read the tax discussion in any applicable Prospectus Supplement.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely because the Company is incorporated in Canada, a majority of its officers and directors and some of the experts named in this Prospectus are Canadian residents, and a substantial portion of the Company’s assets are located in Canada.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Unless otherwise stated in a Prospectus Supplement, the preferred shares and Debt Securities will not be listed on any securities exchange. There is currently no market through which the preferred shares or Debt Securities may be sold and purchasers may not be able to resell the preferred shares or Debt Securities purchased under this Prospectus. This may affect the pricing of the preferred shares and Debt Securities in the secondary market, the transparency and availability of trading prices and the liquidity of the preferred shares and Debt Securities. See “Risk Factors”.

The Company’s head and registered office is located at 5090 Explorer Drive, Suite 202, Mississauga, Ontario, Canada L4W 4T9.

The earnings coverage ratio of Novadaq for the fiscal year ended December 31, 2012 and the twelve months ended June 30, 2013 was less than one-to-one. See “Earnings Coverage”.

ABOUT THIS PROSPECTUS

Unless otherwise specifically stated, all dollar amounts in this preliminary short form base prospectus are expressed in United States (“U.S.”) dollars. Potential purchasers should be aware that foreign exchange fluctuations are likely to occur from time to time and that the Company does not make any representation with respect to currency values from time to time. Investors should consult their own advisors with respect to the potential risk of currency fluctuations.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the filing, delivery and content of proxy statements, and its officers, directors and principal shareholders are exempt from the insider reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as a comparable U.S. company.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

Novadaq® is our registered trademark and the Novadaq logo is our trademark. All other trade names, trademarks and service marks appearing in this Prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this Prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this Prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain information that may constitute forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of U.S. federal securities laws, both of which we refer to as forward-looking information. In some cases, forward-looking information can be identified by the use of terms such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not statements about the present or historical facts. Forward-looking information may relate to management’s future outlook and anticipated events or results, and may include statements or information regarding the future financial position, business strategy and strategic goals, research and development activities, projected costs and capital expenditures, financial results, research and clinical testing outcomes, taxes and plans and objectives of, or involving, Novadaq. Without limitation, information regarding future sales and marketing activities, SPY® , SPY Elite®, PINPOINT®, LUNA™ and Firefly™ Imaging System sales, placements and utilization rates, reimbursement for the SPY, SPY Elite, PINPOINT, LUNA and Firefly procedures, future revenues arising from the sales of the Company’s products, the sales and marketing arrangements with LifeCell™ Corporation, the license and supply agreements with Intuitive Surgical®, Inc., the distribution agreement with MAQUET Cardiovascular and future potential partnerships, research and development activities, the Company’s plans to seek further regulatory clearances for additional indications, as well as the Company’s plans for development of a surgical lymph node and tumor margin scintigraphy imaging system is forward-looking information.

Forward-looking information is based on certain factors and assumptions regarding, among other things, market acceptance and the rate of market penetration of Novadaq’s products, the success of Novadaq’s partnerships, the effect of reimbursement codes for procedures involving use of the SPY, SPY Elite, LUNA and Firefly Imaging Systems and/or PINPOINT Endoscopic Fluorescence Imaging System and the clinical results of the use of SPY, SPY Elite, LUNA, Firefly and/or PINPOINT Imaging Systems or the CO2 HEART LASER™ System for Transmyocardial Revascularization. While the Company considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

Forward-looking information is subject to certain factors, including risks and uncertainties, which could cause actual results to differ materially from what we currently expect. These factors include: risks relating to the transition from research and development activities to commercial activities; risks relating to obtaining funding from outside sources; market acceptance and adoption of the Company’s products; the risk relating to the status of healthcare reimbursement and its effect on acceptance or usage of the SPY System; risks related to third-party contractual performance; dependence on key suppliers for components of the Company’s products; regulatory and clinical risks; risks relating to the protection of intellectual property; risks inherent in the conduct of research and development activities, including the risk of unfavorable or inconclusive clinical trial outcomes and reliance on the implementation of appropriate business models to maximize return on investment; potential product liability, competition and the risks posed by potential technological advances; reliance on key personnel; risks relating to fluctuations in the exchange rate between the U.S. and the Canadian dollar; additional obligations related to multi-jurisdictional reporting; risks related to the issuance of Securities; and risks relating to acquisitions. We have included important factors in the cautionary statements included in this Prospectus, particularly in the section entitled “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

Undue importance should not be placed on forward-looking information, nor should reliance be placed upon this information as of any other date. Unless required by law, Novadaq does not undertake to update this information at any particular time. These forward-looking statements are made as of the date of this Prospectus.

CORPORATE STRUCTURE

Company Overview

Novadaq was incorporated under the Canada Business Corporations Act (the “CBCA”) on April 14, 2000. The registered and principal office of the Company is located at 5090 Explorer Drive, Suite 202, Mississauga, Ontario, Canada L4W 4T9.

The Company has one wholly-owned subsidiary, Novadaq Corp., incorporated under the laws of the State of Delaware in July 2005, which is involved in the Company’s commercial activities in the United States.

History & Operations

Novadaq primarily develops, manufactures and markets real-time fluorescence imaging products that are designed for use by surgeons in the operating room and other clinical settings where open, minimally invasive surgical or interventional procedures are performed. The Company was founded in April 2000, and initially listed on the TSX under the trading symbol “NDQ” in June 2005. Novadaq listed on the NASDAQ under the trading symbol “NVDQ” in March 2012.

The Company’s SPY Imaging core technology platform provides clinically relevant anatomic and physiologic images of blood flow in vessels and micro-vessels and tissue perfusion during a wide variety of complex procedures performed in the operating room and outpatient surgery centers without exposing the patient or the surgery staff to ionizing radiation. SPY images enable surgeons and wound care specialists treating life-threatening illnesses, such as breast, head and neck, colon, kidney and other cancers, complex hernias, diabetes and certain cardiovascular diseases, to effectively visualize blood flow in vessels, co-joined vessels and micro-vessels and to visually assess the quality of blood perfusion in tissue such as skin and organs. The ability to assess blood flow and tissue perfusion in real-time enables surgeons and other clinicians to repair or remove tissue that could, otherwise, lead to post-operative and other complications if not addressed during the procedure and which, in turn, increases overall treatment costs.

The SPY, SPY Elite and LUNA Imaging Systems are 510(k) cleared by the U.S. Food and Drug Administration (“FDA”) and indicated for use in a variety of surgical, interventional and outpatient applications including coronary artery bypass graft, cardiovascular, plastic, micro and reconstructive, organ transplant, gastrointestinal, vascular and minimally invasive surgery and wound care. The SPY and SPY Elite Systems are also Conformité Européenne for sale in Europe, are licensed by Health Canada, and have regulatory authority approval for sale in Japan and certain other markets outside of the United States. The Company also markets the SPY Analysis Toolkit (“SPY-Q”), companion post-processing software designed to allow surgeons and clinicians to enhance and apply objective analysis tools to SPY, SPY Elite and LUNA images. SPY-Q is also 510(k) cleared by the FDA. The PINPOINT Endoscopic Fluorescence Imaging System (“PINPOINT”) is FDA 510(k) cleared for use in minimally invasive surgical procedures. PINPOINT combines the capabilities of SPY imaging with state-of-the-art high definition visible light visualization offered by conventional endoscopes, providing surgeons with better visualization of important anatomic structures and micro-perfusion during complex minimally invasive procedures.

Novadaq’s intellectual property (“IP”) consists of 51 patent families representing 119 granted or allowed patents and 86 applications in various stages of review and prosecution.

In addition to marketing SPY Imaging technology products, Novadaq manufactures and markets the FDA Premarket Approval (“PMA”) approved CO2 HEART LASER System (“TMR Laser System”) for Transmyocardial Revascularization (“TMR”). In February 2011, Novadaq acquired the TMR Laser System manufacturing business from PLC Systems Inc. (“PLC”). TMR is a procedure aimed at improving blood flow to areas of the heart that cannot be successfully treated by alternative standard revascularization techniques and is often performed adjunctively with coronary artery bypass graft surgery.

The majority of Novadaq’s current revenues come from alliances formed with leading companies in relevant markets where SPY Imaging and the SPY technology platform have demonstrated improved clinical outcomes in open, minimally invasive and robotic surgery applications. Surgeons performing imaging procedures using SPY technologies are currently reimbursed through the use of existing Current Procedural Terminology (“CPT”) codes. Facilities where procedures are performed using SPY technology in the outpatient environment are reimbursed through the use of Ambulatory Payment Classification (“APC”) codes.

In August 2013, Novadaq acquired surgical scintigraphy imaging technology which is being developed for perioperative imaging of sentinel lymph nodes and tumor margins. The assets, acquired from Digirad® Corporation, included product inventories, intellectual property, clinical records and all documentation related to the design and manufacture of the product.

The Company operates from leased premises in three different locations:

Location	Area	Premise Use	Expiry Date
Richmond, BC	17,330	Manufacturing, research and development	June 30, 2015
Mississauga, ON	4,375	Corporate office and administration	September 29, 2017
Taunton, MA	6,750	Service and repairs	February 28, 2014

Novadaq manufactures SPY Elite, PINPOINT, LUNA Imaging Systems and Firefly hardware components at its manufacturing facility located in Richmond, British Columbia. The manufacturing operation is ISO13485:2003 and Current Good Manufacturing Practices (“cGMP”) compliant and, as currently configured, has the capacity to manufacture up to 1000 units each year.

The consumable supply kits sold by Novadaq for use with its imaging devices are currently assembled by a third party. Novadaq has supply agreements with manufacturers of key sub-assemblies including the imaging agent, and alternate sources of supply have been qualified. Equipment installation and field service is handled jointly by Novadaq and its service partner.

TMR Laser System consumable kits are manufactured by the same contract manufacturer that was previously used by PLC. Production of new lasers could occur in our manufacturing facility in Richmond, or alternatively, can be outsourced to several qualified original equipment manufacturer (OEM) sources.

BUSINESS OF THE COMPANY

Novadaq primarily develops, manufactures and markets real-time fluorescence imaging technology products that are designed for use by surgeons in the operating room and other clinical settings where open, minimally invasive or interventional surgical procedures are performed. The Company’s SPY Imaging core technology platform provides clinically relevant anatomic and physiologic images during a wide variety of complex surgical procedures without exposing the patient to radiation.

Novadaq’s products are primarily sold on the basis of providing clinical value, both to healthcare providers and practitioners. Use of the Company’s products has been shown in clinical studies to improve clinical outcomes which creates economic value to healthcare providers in the form of reduced costs. However, the Company’s ability to successfully commercialize products may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations.

Reimbursement

In October 2007, the Centers for Medicare and Medicaid Services (“CMS”) established ICD-9-CM code 88.5 - Intra-operative Fluorescence Vascular Angiography, which describes the use of SPY Imaging during coronary artery bypass graft surgery and which enabled hospitals to bill for SPY procedures performed in cardiac surgery, and in October 2010, ICD-9-CM code 17.71 - Intra-operative Fluorescence Vascular Angiography in non-coronary applications became effective for billing for SPY (SPY Elite, PINPOINT or Firefly) fluorescence vascular angiography procedures in non-cardiac applications.

In August 2011, CMS issued new guidelines enabling the use of a CPT coding modifier that allows surgeons to bill for each SPY Imaging procedure performed when medically necessary, as compared to previously when they were restricted to one billing regardless of the number of imaging sequences acquired during the surgery.

In March 2012, CMS assigned SPY (SPY Elite, PINPOINT or Firefly) fluorescence vascular angiography procedures for payment to APC 0397 (Vascular Imaging) under the Outpatient Prospective Payment System (“OPPS”), effective April 1, 2012. In October 2012, CMS published the final rule for OPPS 2013. Effective January 1, 2013, CMS increased the national average payment for APC 0397 to $330.97 from the previous national average payment of $154.87.

Competitive Conditions

The Company’s industry is highly competitive and subject to rapid and significant technological change. Potential competitors may have greater financial, technical and human resources and may have significantly more experience in the discovery, development and regulatory approvals of products, and the commercialization of those products than the Company. Accordingly, the Company’s competitors may be more successful than the Company in obtaining regulatory approvals and achieving widespread market acceptance of their products.

Novadaq believes that there currently is no alternative practical method of routinely visually assessing blood flow in vessels and micro vessels and tissue perfusion during the course of complex open, robotic or minimally invasive operative procedures and is not currently aware of any parties in the U.S. market with competing perfusion assessment products. Likewise, Novadaq is not aware of any visually assessment technology in the outpatient wound care environment. Novadaq believes that its market position, the ongoing advancement of its technology, the quality of its direct sales and marketing infrastructure as well as the market leadership position of its partners will allow it to operate profitably in the future; however, there is no guarantee that it will be able to maintain its current market position, advance its technology or successfully partner or directly sell its products. It is also possible that others may develop competing technologies that are superior to Novadaq’s, making its current products obsolete. The Company intends to vigorously defend its patent estate if infringement was deemed to occur; however, there is no assurance that it will be successful in such defense. Additional information about Novadaq’s business is included in the documents incorporated by reference into this Prospectus.

RISK FACTORS

An investment in the Securities involves risks. The Company’s ability to generate revenue and profit from its technologies is dependent on a number of factors, and the risks identified below, if they were to occur, could have a material impact on the Company’s business, financial condition, liquidity, results of operation and/or prospects. The risks and uncertainties outlined below do not constitute an exhaustive list. Additional risks and uncertainties not presently known to the Company or that the Company believes to be immaterial may also adversely affect the Company’s business.

Risks Related to Novadaq’s Business

The Company has Incurred and Continues to Incur Losses

The Company has incurred substantial losses since its inception in 2000 and continues to incur losses and experience negative cash flows. The Company cannot predict if or when it will operate profitably, generate positive cash flows or if it will be able to implement its business strategy successfully. Pursuing its strategy requires the Company to incur significant expenditures for research and product development, marketing and general administrative activities. As a result, the Company needs to continue to grow its revenues and gross margins to achieve and sustain profitability and positive operating cash flows, and it may need to raise additional capital.

Ability to Obtain Sufficient Funding

The Company does not yet generate sufficient operational cash flows to meet the Company’s planned growth and to fund development activities. The Company has forecasted cash requirements for 2014, and funding from sources currently in place will permit the Company to meet its 2014 operating requirements. However, in the long-term, the Company will require funding from outside sources to complete its business development plans; therefore, the Company is dependent on the willingness of investors or strategic partners to continue to invest in the Company or enter into strategic relationships to continue further development of its products. There is no assurance that the Company will secure additional funding sources or partnerships. Currently, the Company has no committed sources of capital other than a revolving credit agreement dated August 26, 2011, with a Canadian chartered bank, entitling the Company to borrow a maximum limit of $2,500,000, subject to certain conditions. Since its inception, the Company has not utilized this credit facility.

Shift from Research and Development to Commercialization

Having been founded in 2000, the Company has a limited operating history. Historically, the focus of its operations had been on research and development. However, in mid-2005 the Company shifted its focus towards commercialization with the commercial launch of its SPY system for use during cardiac surgery. In 2009 through 2012, the Company formed certain alliances with three market leading companies for the broad commercialization of Novadaq’s SPY Elite, Firefly and CO2 HEART LASER. In 2012, Novadaq initiated the build-out of a direct sales and marketing team for the PINPOINT and LUNA products. The successful commercialization of any one of Novadaq’s products will depend on a number of financial, logistical, technical, legal, regulatory, competitive, economic and other factors, the outcome of which cannot be predicted, some of which will be out of the Company’s control. The Company has incurred losses to date and expects to incur losses in the future. In addition, despite the Company’s current focus on the commercialization of its products, the Company continues to invest in additional research and development in order to expand the applications of its imaging platform, and these activities may require significant cash commitments which may affect the profitability of the Company. There can be no assurance that the Company will be able to achieve or sustain profitability in the future.

Successful Commercialization of the Products

The Company’s future success will depend in large part on its own ability to commercialize PINPOINT and LUNA and the ability of its partners to market and sell SPY Elite and Firefly for use in wound care, and TMR Laser System (together, the “Products”). Successful commercialization of the Products will depend on a number of factors, including achieving widespread adoption of the Products among the targeted surgeons and hospitals, maintaining the Company’s relationships with its suppliers and partners, obtaining sufficient quantities of components for the Products, including fluorescence agent, the performance of Novadaq’s partnering sales organization, the performance of Novadaq’s direct sales and marketing team, the ability of the Company and its partners to successfully market the Products at projected selling prices and the ability of the Company and its partners to commercially launch Products that are currently in development phase, in a timely manner. In addition, the Company’s success will depend on its ability to supply the key Firefly components of da Vinci Surgical Robotic System and the successful commercialization of that Product. There can be no assurance that the Company will be successful in these endeavors. Successful commercialization will also depend on whether any unanticipated adverse effects result from use of the Products, or unfavorable publicity develops in respect of the Products, as well as the emergence of new or existing products as competition for the Products, which are proven to be more clinically or cost-effective.

Dependence on Relationships with Strategic Partners

Execution of the Company’s current strategy is dependent on (i) cooperation with strategic partners for the sales and marketing success of SPY Elite, Firefly and CO2 HEART LASER, (ii) Novadaq’s direct sales and marketing team for PINPOINT and LUNA and (iii) research and development. The Company can offer no guarantee that existing partnership agreements will be renewed or that its strategic partners will not seek to renegotiate or amend those agreements before or after a product has been commercialized. In addition, there can be no assurance of the commercial success of any joint ventures in which the Company is, or will become, involved.

Any change in the Company’s relationships with its strategic partners, whether as a result of economic or competitive pressures or otherwise, including any decision by its strategic partners to reduce their commitment to the Company’s products and technology in favor of competing products or technologies, to change or seek to change the terms of the Company’s contractual relationships with them or to bring to an end the various alliances, could have a material adverse effect on the Company’s business and financial results.

In addition, disputes regarding the rights and obligations of the parties may arise under the Company’s agreements with its strategic partners. These and other possible disagreements may lead to the renegotiation or modification of such agreements, or could lead to the termination of such agreements or delays in collaborative research, development, supply, commercialization of certain products or could require or result in litigation or arbitration. Moreover, disagreements may arise with the Company’s strategic partners over rights to intellectual property. These kinds of disagreements could result in costly and time-consuming litigation. Any such conflicts with the Company’s strategic partners could reduce its ability to obtain future collaboration agreements and could have a negative impact on the Company’s relationship with existing strategic partners.

Potential Fluctuations in the Company’s Financial Results Make Financial Forecasting Difficult

The Company expects its revenues and results of operations to continue to vary significantly from quarter to quarter. Revenues and gross margins may be lower than anticipated due to timing of orders and deliveries, unexpected delays in the Company’s supply chain, general economic and market-related factors, product quality, performance and competitive factors. The current economic environment also makes projecting financial results more difficult. In addition, due to the Company’s early stage of commercialization on some products, it cannot accurately predict its future revenues or results of operations or the timing of its current research and development programs. The Company is also subject to normal operating risks such as credit risks, foreign currency risks and global and regional economic conditions. As a result, quarter to quarter comparisons of the Company’s revenues and results of operation may not be meaningful. It is likely that in one or more future quarters the Company’s results of operation will fall below the expectations of securities analysts and investors. If this happens, the trading price of the Company’s common shares might be materially and adversely affected.

Dependence on Suppliers

The Company is dependent on its suppliers to manufacture the Products, including components such as the fluorescence agent used with certain of the Products, in accordance with the FDA and other regulatory requirements. The Company does not control the manufacturing processes of its suppliers. If current manufacturing processes are modified, or the source or location of its product supply is changed, voluntarily or involuntarily, the FDA and other regulatory bodies will require the Company to demonstrate that the products produced from the modified or new process or facility are equivalent to the products previously cleared or approved. Any such modifications to the manufacturing process or supply may not achieve or maintain compliance with the applicable regulatory requirements. In many cases, approval or clearance by regulatory authorities may be required prior to any changes being made, which may adversely affect the Company’s business.

Concentration of Accounts Receivable

The Company has partnership agreements with three separate parties that account for the majority of its product sales. The majority of the Company’s accounts receivables are concentrated with these parties and their financial ability to pay is considered stable. The collectability of the Company’s accounts receivables from these parties has not been impacted by recent economic downturns, however, a default by any of these parties would impact the Company’s profitability.

Status of Healthcare Reimbursement

The Company’s ability to successfully commercialize products may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations.

On October 1, 2007, ICD-9-CM code 88.59 - Intra-operative Fluorescence Vascular Angiography, which describes the use of SPY Imaging during coronary artery bypass graft surgery, became effective. On October 1, 2010, ICD-9-CM code 17.71 - Intra-operative Fluorescence Vascular Angiography in non-coronary applications became effective. The ICD-9-CM codes may not result in incremental reimbursement to customers. In August 2011, new guidelines enabled the use of a coding modifier enabling physicians to bill for each SPY Imaging procedure performed when medically necessary. There is no guarantee that physician billing services will use the coding modifier. In March 2012, CMS assigned SPY Imaging for payment to APC 0397 (Vascular Imaging) under the Outpatient Prospective Payment System, effective April 1, 2012. In October 2012, CMS published the final rule for OPPS 2013. Effective January 1, 2013, CMS increased the national average payment for APC 0397 to $330.97 from the previous national average payment of $154.87.

Implementation of Business Models

The Company’s current business plan is predicated upon the successful implementation of a placement, rental or capital sales model for the SPY and SPY Elite System, a rental of capital sales model for LUNA and a capital sales model for PINPOINT. The hospitals and clinics that are expected to be the end-users of the SPY System, LUNA and PINPOINT may resist such models or request alternate cost models that may not maximize returns on the Company’s investment. A failure to implement these models or to achieve the anticipated pricing for procedures could adversely affect the Company’s business and financial condition.

Regulatory Matters

Products intended for diagnostic and therapeutic use for humans are governed by a wide array of regulatory agencies. For most of these products, applicable regulations require testing and government review and approval prior to marketing the product. This procedure can take a number of years and involves the expenditure of substantial resources. Any failure or delay by the Company to obtain regulatory approvals or clearances could adversely affect the marketing of any products it developed and its ability to generate product revenue. There can be no assurance that any of the Company’s planned products will be approved by any regulatory agency on a timely basis, or at all.

In the event that a regulatory authority revokes any clearances/approvals granted in respect of the Company’s Products, the Company’s business and financial condition could be adversely affected. Numerous statutes and regulations govern the manufacture and sale of medical device and pharmaceutical products in Canada, the United States and other countries where the Company markets or intends to market its Products. Such laws and regulations govern, among other things, the approval of manufacturing facilities, testing procedures and controlled research, non-clinical and clinical data required prior to and after marketing approval, compliance with cGMP affecting production and storage, the advertising and labeling of products, the reporting of adverse events, and special issues associated with the manufacture and use of laser products. Failure to comply with statutes and regulations could result in warning letters, fines and other civil penalties, unanticipated expenditures, withdrawal of regulatory approval, delays in approving or refusing to approve a product, product recall or seizure, interruption of production, operating restrictions, injunctions or criminal sanctions. The Company and its manufacturers and suppliers are also subject to numerous federal, state, provincial and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. In addition, advertising and promotional materials relating to medical devices are, in certain instances, subject to regulation by the Federal Trade Commission in the United States and equivalent regulators in other jurisdictions. Novadaq and its manufacturers and suppliers may be required to incur significant costs to comply with such laws and regulations in the future, and such laws and regulations may have an adverse effect on the Company’s business. The failure of Novadaq or its manufacturers and suppliers to comply with current or unanticipated changes in existing regulatory requirements could materially harm the Company’s business. Furthermore, there can be no assurance that Novadaq’s manufacturers and suppliers will continue to comply with regulatory requirements, including cGMP. In such circumstances, the Company’s business or financial condition may be adversely affected.

The global regulatory environment is ever evolving with changes to regulations, standards and guidelines and the establishment of new health authorities and/or mergers of divisions within them. Novadaq’s existing or future regulatory clearances or approvals may be affected as a result of such changes or reorganization.

With the acquisition of the PMA for the Onco-Life system from Xillix Technologies Corp. (“Xillix”) and the PMA for the TMR Laser System from PLC, Novadaq is now in a position for a higher level of regulatory scrutiny from the FDA given that these products are Class III devices. In 2011, Novadaq passed an FDA inspection. Future successful review by a health authority inspector is not guaranteed. A negative inspection can hinder the Company’s ability to carry on business. In such circumstances, the Company’s business or financial condition may be adversely affected.

In addition, the Company must comply with federal and state healthcare anti-kickback laws and other healthcare fraud and abuse laws that affect the marketing of devices and pharmaceuticals. Failure to comply with applicable laws and regulations could subject the Company to administrative or judicial enforcement actions including, but not limited to, product seizures, recalls, injunctions, civil penalties, criminal prosecution, refusals to approve new products or withdrawal of existing approvals, as well as increased product liability exposure, any of which could have a material adverse effect on the Company’s business or financial condition.

Patent Protection and Trade Secrets

The Company’s success depends, in part, on its ability to secure and protect its patents, trade secrets, trademarks and other IP rights and to operate without infringing on the proprietary rights of others or having third parties circumvent the rights that it owns or licenses. In particular, Company-owned and licensed patents may not be valid, and the Company may not be able to successfully obtain and enforce patents and maintain trade secret protection for its technology. The extent to which it is unable to do so could materially harm its business.

Novadaq has applied for, is actively pursuing, or has been issued patents relating to the technology used in its proprietary imaging platform in jurisdictions including the United States, Europe, Japan, Canada, Brazil and India. Applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide the Company with adequate protection from competition. Furthermore, it is possible that patents issued or licensed to Novadaq may be challenged successfully by third parties in patent litigation. It is also possible for others to develop products which have the same effect as the Company’s Products on an independent basis or to design around products that it has patented. In either event, if Novadaq is unable to secure or to continue to maintain a preferred position, any of the SPY or PINPOINT Imaging Systems could become subject to competition from the sale of generic or equivalent products.

Patents issued or licensed to the Company may be infringed by the products or processes of others. The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant, and the time demands could interfere with the Company’s normal operations. There has been substantial litigation and other proceedings regarding patent and other IP rights in the pharmaceutical, biotechnology and medical technology industries. The Company may become a party to patent litigation and/or other proceedings. The cost to the Company of any patent litigation, even if resolved in its favor, could be substantial. Some of the Company’s competitors may be able to sustain the costs of such litigation more effectively than Novadaq because of their substantially greater financial resources. Litigation may also absorb significant management time.

Unpatented trade secrets, technological innovation and confidential know-how are important to Novadaq’s commercial success. Although the Company seeks to protect its proprietary information through confidentiality agreements and other appropriate means, these measures may not effectively prevent disclosure of the Company’s proprietary information, and, in any event, the Company cannot provide assurances that others will not independently develop or gain access to the same or similar information.

Third-Party Intellectual Property Infringement Claims

Patent applications which may relate to or affect the Company’s business may have been filed by other healthcare, medical device, biopharmaceutical companies and universities. Such patent applications or patents may conflict with the Company’s technologies or patent applications, and such conflict could reduce the scope of patent protection that the Company could otherwise obtain or lead to a refusal of a patent application of the Company. Novadaq could also become involved in interference proceedings in connection with one or more of its patents or patent applications to determine priority of invention.

It is not possible for the Company to be certain that it is the creator of inventions covered by pending patent applications or that it was the first to file patent applications for any such inventions. No assurance can be given that the Company’s patents, once issued, would not be declared by a court to be valid or enforceable, or that a competitor’s technology or product would not be found to infringe the Company’s Products. In the event that a court was to find the Company to be infringing upon a valid patent of a third party, the Company might be required to pay license fees and/or damages and might be enjoined from conducting certain activities.

There is no assurance that the Company could enter into licensing arrangements at a reasonable cost, or develop or obtain alternative technology in respect of patents issued to third parties that incidentally cover the Company’s products. Any inability to secure licenses or alternative technology could result in delays in the introduction of some of the Company’s Products or even lead to prohibition of the development, manufacture or sale of certain Products.

Reliance on Key Personnel

The Company is dependent on certain members of its management and staff, and the loss of the services of one or more of these individuals could adversely affect the Company. In addition, Novadaq will need to continue to expand its management and employee base as it continues to support its partners in the commercialization of SPY Elite and Firefly and the direct U.S. launch of PINPOINT and LUNA. The Company’s future financial performance, its ability to support commercialization of the SPY Elite, LUNA, Firefly and PINPOINT Imaging Systems and to compete effectively will depend, in part, on its ability to manage any future growth effectively. The Company’s ability to manage growth will require it to continue to implement and improve its administrative, accounting and management systems, and to recruit, integrate and train new employees, including additional management, administrative, distribution, sales and marketing and potentially manufacturing personnel. Although the Company has done so in the past and expects to be able to do so in the future, there can be no assurance that the Company will successfully be able to attract and retain skilled and experienced personnel.

Research and Development Risk

A principal component of Novadaq’s business strategy is to expand its product offering to fully exploit its underlying imaging platform. As such, Novadaq’s organic growth and long-term success is partially dependent on its ability to successfully develop and market new products. Accordingly, Novadaq will likely incur significant research and development expenditures. However, there is no certainty that any investment in research and development will yield technically feasible or commercially viable products. Product development is subject to regulatory overview and approval at significant costs. Failure to introduce new products, or failure or delays in obtaining regulatory approval could materially and adversely affect Novadaq’s business and financial condition.

Novadaq’s Business is Predicated on Licensed Technology

Novadaq’s business is predicated on licensed technology and IP. For example, the technology and IP rights that form the basis for the SPY System is licensed from third parties. This subjects Novadaq to certain risks that would not be present had Novadaq developed the technology and IP independently. Specifically, license agreements typically subject Novadaq to milestone obligations and royalty payments. Some of these obligations may be substantial and may obligate the Company to obtain certain regulatory approvals by a specified date or exercise diligence in bringing potential products to market. The failure to meet these obligations typically results in the termination of the license and the loss of rights to the technology. Any such termination could adversely affect the Company’s business and financial condition.

In addition, in many third party licenses, Novadaq has no control over the prosecution of patents and other IP rights underlying such licenses. As a result, Novadaq is dependent on the licensor to diligently pursue and prosecute these IP rights. In such a circumstance, the licensor may not have sufficient incentive to diligently pursue such protection. The failure of the licensor to diligently pursue such protection could adversely affect the Company’s business and financial condition.

Additionally, Novadaq typically only receives the benefit of IP protection under these licenses in those jurisdictions where applications for protection are filed. As a result, the failure of the licensor to file applications for protection in all jurisdictions where the Company intends to conduct business could undercut the ability of the Company to successfully carry on business in these jurisdictions. This could adversely affect the Company’s business and financial condition.

Finally, many third party licenses of technology expire when the patents underlying the technology expire or at some period of time after expiration. As a result, the ability of Novadaq to exploit and fully commercialize the technology over time may be limited. This may adversely affect the Company’s business and financial condition.

Ability to Partner, Out-License and Fund Corporate Assets

The Company has multiple assets that are not the primary focus of commercialization, such as those assets purchased from Xillix for screening applications in gastrointestinal and lung cancers and the assets purchased from Digirad Corporation for surgical scintigraphy imaging technology which is being developed for perioperative imaging of sentinel lymph nodes and tumor margins. The Company’s ability to profit from these technologies is not guaranteed, and if Novadaq is unable to locate an appropriate partner, out-license or fund these assets, the Company’s business and financial condition may be adversely affected.

Clinical Trials May be Unsuccessful and New Regulatory Approvals May Not be Obtained

The Company continues to explore the use of the Products in new applications and clinical trials and to develop new products. There is no assurance that the Company will receive additional regulatory approvals for the Products in new applications or for any new products, which would limit the Company’s future sales and marketing opportunities in other markets.

Potential Product Liability

Medical products involve an inherent risk of product liability claims and associated adverse publicity. Novadaq currently maintains liability insurance coverage in the aggregate amount of US$10 million. While the Company believes such insurance coverage to be adequate, there is no guarantee that future claims based on product liability will not exceed such amounts. In addition, should it prove impossible to obtain this type of insurance at reasonable rates or to otherwise protect the Company against potential liability proceedings, Novadaq could be required to cease the commercialization of products that it has developed or even be prevented from beginning the commercialization of new products. The Company’s obligation to pay indemnities or to withdraw a product following claims could adversely affect the Company’s business and financial condition.

Market Competition and Technological Advancements

Industrial technology in medical diagnostics and therapeutics is evolving rapidly and competition is intense. In addition to products currently in the market, additional products may be introduced to compete with those of the Company. Some of these products may use entirely different approaches or means to obtain diagnostic information or achieve therapeutic results and could be found to be more clinically effective or less expensive than those products being developed and/or commercialized by Novadaq. Moreover, many competitors, both current and potential, may have considerably greater resources at their disposal than Novadaq in terms of technology, manufacturing, product development, marketing, distribution, sales, capital and human resources. Many competitors may also have more experience in conducting clinical trials and in obtaining domestic and foreign regulatory approvals. Therefore, there can be no assurance that the Company can successfully compete with present or potential competitors or that such intense competition will not have a materially adverse effect on Novadaq’s business and financial condition.

Additionally, since the Company’s Products are designed to diagnose and treat specific medical conditions, it is possible that medical or scientific advances with respect to the treatment of these conditions could render the Company’s Products obsolete.

Foreign Exchange Fluctuations

The Company generates its sales in U.S. dollars and reports its operations in U.S. dollars, but a portion of the Company’s expenses are denominated in Canadian dollars. As such, the Company is exposed to fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar as a result of the translation into U.S. dollars of its expenses denominated in Canadian dollars.

A significant part of the Company’s manufacturing and home office operations are located in Canada which result in annual disbursements of approximately CDN$17,985,000 for the 12 month period ending June 30, 2013. As the exchange rate between Canada and the United States becomes volatile, a strengthening in the Canadian currency can expose the Company to an exchange expense while a strengthening in the U.S. currency can result in an exchange gain. For the twelve month reporting period ending June 30, 2013, the exchange rate commenced at $0.99 USD:CDN and closed at $0.95 USD:CDN. There were rate fluctuations throughout the year which favored Canadian currency at certain times. The foreign exchange average monthly rate over the twelve month period ending June 30, 2013 ranged between $0.97 USD:CDN and $1.02 USD:CDN. The Company monitors the exchange rates and manages its cash holdings to address the Company’s Canadian currency spending requirements which are mainly period related.

The Financial Reporting Obligations of Being a Public Company in the United States are Expensive and Time Consuming and Place Significant Additional Demands on Management

In connection with the listing of common shares of the Company on NASDAQ, the Company became subject to public company reporting obligations in the United States. The additional obligations of being a public company in the United States require significant additional expenditures and place additional demands on management. In accordance with the United States Jumpstart Our Business Startup Act (“JOBS Act”) enacted on April 5, 2012, the Company qualifies as an “emerging growth company” (“EGC”), which entitles the Company to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. Specifically, the JOBS Act defers the requirement to have the Company’s independent auditor assess the Company’s internal controls over financial reporting (“ICFR”) under Section 404(b) of the Sarbanes-Oxley Act. The JOBS Act does not defer compliance with, and Novadaq currently complies with, the requirement of Section 404(a) of the Sarbanes Oxley Act that management assess its ICFR. The Company will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which its annual gross revenues exceed $1.0 billion, (b) the date that it become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Exchange Act, which would occur if the market value of the Company’s common shares that are held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, (c) the date on which the Company has issued more than $1.0 billion in nonconvertible debt during the preceding three-year period, or (d) the last day of the Company’s fiscal year containing the fifth anniversary of the date on which its shares become publicly traded in the United States (currently December 31, 2017).

As a Foreign Private Issuer, the Company is Subject to Different U.S. Securities Laws and Rules than a Domestic U.S. Issuer, Which May Limit the Information Publicly Available to the Company’s U.S. Shareholders

The Company is a foreign private issuer under applicable U.S. federal securities laws, and therefore, it is not required to comply with all the periodic disclosure and current reporting requirements of the U.S. Exchange Act. As a result, the Company does not file the same reports that a U.S. domestic issuer would file with the SEC, although the Company will be required to file with or furnish to the SEC the continuous disclosure documents that it is required to file in Canada under Canadian securities laws. In addition, the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, the Company’s shareholders may not know on as timely a basis when the Company’s officers, directors and principal shareholders purchase or sell common shares as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer, the Company is exempt from the proxy rules under the U.S. Exchange Act.

The Company May Lose its Foreign Private Issuer Status in the Future, Which Could Result in Significant Additional Costs and Expenses to the Company

In order to maintain its current status as a foreign private issuer, a majority of the Company’s common shares must be either directly or indirectly owned by non-residents of the United States unless the Company also satisfies one of the additional requirements necessary to preserve this status. The Company may in the future lose its foreign private issuer status if a majority of the Company’s common shares are held in the United States and it fails to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to the Company under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs it incurs as a Canadian foreign private issuer eligible to use the MJDS. If the Company is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, the Company may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers.

Novadaq May Be a “Passive Foreign Investment Company” Under the U.S. Internal Revenue Code, Which Could Result in Adverse Tax Consequences for Investors in the United States

Acquiring, holding or disposing of Novadaq’s securities may have tax consequences under the laws of Canada and the United States that are not disclosed in this Prospectus. In particular, the Company must make an annual determination as to whether it is a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”) based on the types of income it earns and the types and value of its assets from time to time, all of which are subject to change. Therefore, no assurances can be given that the Company will not be a PFIC for its current taxable year or any future taxable year. A non-U.S. corporation generally will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. The market value of the Company’s assets may be determined in large part by the market price of its common shares, which is likely to fluctuate. In addition, the composition of the Company’s income and assets will be affected by how, and how quickly, it uses the cash it raises in this offering. If the Company were to be treated as a PFIC for any taxable year during which an investor holds common shares, certain adverse U.S. federal income tax consequences could apply to U.S. holders.

Alternatively, a U.S. taxpayer that makes a “QEF election” generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if the Company is a PFIC and the common shares are marketable stock. A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. taxpayer’s tax basis in such common shares.

This risk factor is qualified in its entirety by the discussion to be included in any applicable Prospectus Supplement. Investors should consult their own tax advisors as to the tax consequences of an investment in Novadaq.

Novadaq is a Canadian company and U.S. Investors May Have Difficulty Bringing Actions and Enforcing Judgments under U.S. Securities Laws

Investors in the United States or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against Novadaq, its directors, its executive officers and some of the experts named in this Prospectus based on civil liabilities provisions of the federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence.

There is some doubt as to whether a judgment of a U.S. court based solely upon the civil liability provisions of U.S. federal or state securities laws would be enforceable in Canada against the Company, its directors and officers or the experts named in this Prospectus. There is also doubt as to whether an original action could be brought in Canada against the Company or its directors and officers or the experts named in this Prospectus to enforce liabilities based solely upon United States federal or state securities laws.

Risks Related to the Securities

Except as otherwise disclosed in a Prospectus Supplement for any particular issuance of Securities, the following risk factors relate to the Securities, as applicable.

Volatility of Share Price

Market prices for shares of companies such as Novadaq are often volatile. Factors such as regulatory developments regarding Novadaq’s products or processes, developments regarding potential or future third-party collaborators, announcements of technological innovations, new commercial products, patents, the development of proprietary rights by it or by others or any litigation relating to these rights, regulatory actions, general conditions in the medical device, diagnostic, biotechnology or pharmaceutical industries, failure to meet analysts’ expectations, publications, financial results, economic conditions in the United States, Canada or abroad, terrorism and other factors could have a significant effect on the share price of the Securities. In recent years, the stock of other companies in the medical device, diagnostic, biotechnology and pharmaceutical industries have experienced extreme price fluctuations that have been both related and unrelated to the operating performance of the affected companies. There can be no assurance that the market price of the Securities will not experience significant fluctuations in the future.

The Company Does Not Currently Intend to Pay any Cash Dividends on its Common Shares in the Foreseeable Future; Therefore, the Company’s Shareholders May Not be Able to Receive a Return on their Common Shares Until They Sell Them

The Company has never paid or declared any cash dividends on its common shares. The Company does not anticipate paying any cash dividends on its common shares in the foreseeable future because, among other reasons, the Company currently intends to retain any future earnings to finance its business. The future payment of dividends will be dependent on factors such as cash on hand and achieving profitability, the financial requirements to fund growth, the Company’s general financial condition and other factors the board of directors of the Company (the “Board of Directors”) may consider appropriate in the circumstances. Until the Company pays dividends, which it may never do, its shareholders will not be able to receive a return on their common shares unless they sell them.

Market for Securities

There can be no assurance that an active market for Novadaq’s common shares will be sustained. Holders of common shares may be unable to sell their investments on satisfactory terms. As a result of any risk factor discussed herein, the market price of the common shares of the Company at any given point in time may not accurately reflect the long-term value of the Company. Furthermore, responding to these risk factors could result in substantial costs and divert management’s attention and resources. Substantial and potentially permanent declines in the value of the common shares may result.

There is no existing trading market for the preferred shares or the Debt Securities. As a result, there can be no assurance that a liquid market will develop or be maintained for those securities, or that investors will be able to sell any of those securities at a particular time (if at all). Novadaq may not list the preferred shares or Debt Securities on any Canadian or U.S. securities exchange, and the common shares may be delisted or suspended. The liquidity of the trading market in those securities, and the market price quoted for those securities, may be adversely affected by factors unrelated to the performance of the Company, including: changes in the overall market for those securities; changes in the Company’s financial performance or prospects; changes or perceived changes in the Company’s creditworthiness; the prospects for companies in Novadaq’s industry generally; the number of holders of the Securities; the interest of securities dealers in making a market for the Securities; and prevailing interest rates.

Other factors unrelated to the performance of the Company that may have an effect on the price and liquidity of the Securities include: extent of analytical coverage; lessening in trading volume and general market interest in the Securities; the size of the Company’s public float; and any event resulting in a delisting of securities.

Future Sales or Issuances of Equity Securities Could Decrease the Value of the Equity Securities and Debt Securities, Dilute Investors’ Voting Power and Reduce the Company’s Earnings per Share.

The Company may sell additional equity securities in subsequent offerings and may issue additional equity securities to finance future acquisitions and other projects and to satisfy its obligations pursuant to the exercise of convertible securities. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Equity Securities and Debt Securities. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and the Company may experience dilution in its earnings per share.

The Debt Securities may be Unsecured Debt of the Company and, if so, Will Rank Equally in Right of Payment With all Other Existing and Future Unsecured Debt of the Company.

The Debt Securities may be unsecured debt of the Company and, if so, will rank equally in right of payment with all other existing and future unsecured debt of the Company. Unless collateralized or guaranteed, the Debt Securities will be effectively subordinated to all existing and future secured debt of the Company to the extent of the assets securing such debt. If the Company is involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured debt securities, including if applicable, the Debt Securities. In that event, a holder of Debt Securities may not be able to recover any principal or interest due to it under the Debt Securities.

Unless the Debt Securities are Guaranteed or Collateralized in Some Other Way, Holders of the Debt Securities Will Effectively be Subordinated to the Claims of the Holders of Third Party Indebtedness of the Company’s Subsidiary.

The Company conducts a portion of its operations through its subsidiary, Novadaq Corp., and to the extent that the subsidiary has or incurs indebtedness with a third party, the holders of the Debt Securities will, unless the Debt Securities are guaranteed or collateralized in some other way, be effectively subordinated to the claims of the holders of such third party indebtedness, including in the event of liquidation or upon a realization of the assets of any such subsidiary.

Potential Future Corporate Developments

Management of Novadaq, in the ordinary course of Novadaq’s business, regularly explores potential strategic opportunities and transactions. These opportunities and transactions may include strategic joint venture relationships, significant debt or equity investments in Novadaq by third parties, the acquisition or disposition of material assets, the licensing, acquisition or disposition of material intellectual property, the development of new product lines or new applications for its existing devices, significant distribution arrangements, the sale of all of the shares of Novadaq and other similar opportunities and transactions. The public announcement of any of these or similar strategic opportunities or transactions might have a significant effect on the price of the Securities or debentures. Novadaq’s policy is to not publicly disclose the pursuit of a potential strategic opportunity or transaction unless it is required to do so by applicable law, including applicable securities laws relating to continuous disclosure obligations. There can be no assurance that investors who buy or sell securities of Novadaq are doing so at a time when Novadaq is not pursuing a particular strategic opportunity or transaction that, when announced, would have a significant effect on the price of the Securities.

In addition, any such future corporate development may be accompanied by certain risks, including exposure to unknown liabilities of the strategic opportunities and transactions, higher than anticipated transaction costs and expenses, the difficulty and expense of integrating operations and personnel of any acquired companies, disruption of the Company’s ongoing business, diversion of management’s time and attention, possible dilution to shareholders and other factors as discussed below in more detail. The Company may not be able to successfully overcome these risks and other problems associated with any future acquisitions and this may adversely affect the Company’s business and financial condition.

Risks Related to the Use of Proceeds

Risks Inherent in Acquisitions

Novadaq may actively pursue acquisition opportunities consistent with the Company’s acquisition and growth strategy. From time to time, Novadaq may also acquire securities of or other interests in companies with respect to which it may enter into acquisitions or other transactions. Acquisition transactions involve inherent risks, including but not limited to:

•	accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	ability to achieve identified and anticipated operating and financial synergies;

•	unanticipated costs;

•	diversion of management attention from existing business;

•	potential loss of key employees or key employees of any business acquired;

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition;

•	decline in the value of acquired assets, companies or securities;

•	assimilating the operations of an acquired business or property in a timely and efficient manner;

•	maintaining the Company’s financial and strategic focus while integrating the acquired business or assets;

•	implementing uniform standards, controls, procedures and policies at the acquired business, as appropriate;

•	to the extent that the Company makes an acquisition outside of markets in which it has previously operated, conducting and managing operations in a new operating environment; and

•	negotiating acceptable terms with the seller of the business or assets to be acquired.

Acquiring additional businesses or assets could place increased pressure on the Company’s cash flow if such acquisitions involve cash consideration. The integration of existing operations with any acquired business may incur significant expenditures of time, attention and funds. Achievement of the benefits expected from consolidation would require the Company to incur significant costs in connection with, among other things, implementing financial and planning systems. Novadaq may not be able to integrate the operations of a recently acquired business or restructure its previously existing business operations without encountering difficulties and delays. In addition, this integration may require significant attention from the Company’s management team, which may detract attention from Novadaq’s day-to-day operations. Over the short-term, difficulties associated with integration could have a material adverse effect on the Company’s business, operating results, financial condition and the price of its common shares. There can be no assurance that any future acquisitions will be successfully integrated into existing operations.

Any one or more of these factors or other risks could cause Novadaq not to realize the anticipated benefits of an acquisition of assets or companies, and could have a material adverse effect on the Company’s financial condition.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share or loan capital, on a consolidated basis, since June 30, 2013 to the date of this Prospectus.

The following table sets forth the capitalization of the Company as at the dates given.

	Authorized	As at June 30, 2013
Common Shares(1)	Unlimited	$206,054,317	48,401,444
Preferred Shares(1)	Unlimited	—	—

Notes:

(1)	There are, as of October 10, 2013, a total of 48,616,605 common shares, 2,873,377 stock options and 1,955,388 shareholder warrants. Common shareholder warrants are exercisable into one share, without giving effect to the offering.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including funding potential future acquisitions, capital expenditures, the investments required to commercialize PINPOINT and LUNA, the procurement of raw material supply and for future research and development of new product hardware and software and new imaging molecules such as those required for nerve imaging. The use of proceeds from the sale of any Securities will be described in a Prospectus Supplement relating to the specific issuance of Securities.

All expenses relating to an offering of the Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

SELECTED FINANCIAL INFORMATION

The following table sets forth information regarding Novadaq’s revenues, loss from operations and other information for the years ended December 31, 2012 and December 31, 2011 and the six month periods ended June 30, 2013 and June 30, 2012. This summary financial information should be read in conjunction with the Company’s unaudited interim condensed consolidated financial statements for the three and six month periods ended June 30, 2013, the consolidated financial statements of the Company for the year ended December 31, 2012 and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, all of which are incorporated by reference in this Prospectus.

	As at and for the years ended December 31, 2012 and December 31, 2011		As at and for the six-month periods ended June 30, 2013 and June 30, 2012
	2012 $	2011 $	2013 $	2012 $
Statement of Income Data
Product sales	19,037,000	12,926,000	13,376,000	8,166,000
Royalty revenue	1,850,000	395,000	908,000	954,000
Partnership fee revenue	1,300,000	842,000	650,000	650,000
Service revenue	802,000	1,129,000	442,000	389,000

Total revenues	22,989,000	15,292,000	15,376,000	10,159,000
Cost of sales	8,537,000	6,634,000	5,775,000	4,133,000

Gross margin	14,452,000	8,658,000	9,601,000	6,026,000
	63%	57%	62%	59%
Operating expenses
Selling and distribution costs	4,926,000	5,375,000	5,861,000	2,280,000
Research and development expenses	5,959,000	4,611,000	3,533,000	2,540,000
Administration expenses	6,573,000	4,551,000	3,103,000	3,109,000
Write-down of equipment	—	314,000	—	—
Write-down of inventory	58,000	15,000	31,000	—

Total operating expenses	17,516,000	14,866,000	12,528,000	7,929,000

Loss from operations	(3,064,000)	(6,208,000)	(2,927,000)	(1,903,000)
Interest expense	(274,000)	(281,000)	(68,000)	(137,000)
Imputed interest expense	(433,000)	(398,000)	(108,000)	(211,000)
Warrant revaluation adjustment	(8,558,000)	(3,306,000)	(9,579,000)	(3,909,000)
Gain (loss) on investment	25,000	25,000	25,000	—
Interest income	61,000	15,000	32,000	15,000
Taxes	(101,000)	—	(45,000)	—

Loss and comprehensive loss for the period	(12,344,000)	(10,153,000)	(12,670,000)	(6,145,000)

Basic and diluted loss and comprehensive loss per share	(0.32)	(0.32)	(0.29)	(0.17)

Balance Sheet Data
Cash and cash equivalents	38,954,000	9,634,000	88,521,000	41,647,000
Working capital	39,944,000	9,816,000	93,235,000	42,574,000
Total assets	57,587,000	22,793,000	113,183,000	58,602,000
Total non-current liabilities	21,284,000	17,745,000	23,454,000	20,459,000
Total liabilities	26,917,000	22,167,000	30,280,000	25,902,000
Shareholders’ equity	30,670,000	626,000	82,903,000	32,700,000

DIRECTORS AND OFFICERS

The names, municipalities of residence, principal occupations and positions with the Company of the directors and executive officers of the Company are set forth below. Directors of the Company serve as such until the next annual meeting of shareholders, or until their successors are elected or appointed.

To the knowledge of the Company, as of June 30, 2013 based on information provided by directors and officers, the directors and senior management of the Company collectively beneficially own or exercise control or direction over, directly or indirectly, 1,536,689 of common shares of the Company, which represents approximately 3.2% of the issued and outstanding common shares as of June 30, 2013.

Name and Municipality of Residence	Position with the Company	Principal Occupation	Director Since
DR. ARUN MENAWAT Oakville, Ontario	Director, President and Chief Executive Officer	President and Chief Executive Officer, Novadaq	July 2003
STEPHEN PURCELL Oakville, Ontario	Chief Financial Officer	Chief Financial Officer, Novadaq	—
ROGER DECK Toronto, Ontario	Vice President of Operations	Vice President of Operations, Novadaq	—

MARY KAY BAGGS Fairhope, Alabama	Sr. Vice President, Marketing and Business Development	Sr. Vice President, Marketing and Business Development, Novadaq	—
AARON DAVIDSON Caledon, Ontario	Director	Managing Director, H.I.G. Capital Management Inc.	July 2004

Name and Municipality of Residence	Position with the Company	Principal Occupation	Director Since
ANTHONY GRIFFITHS Toronto, Ontario	Chairman, Director	Corporate Director	June 2002

HAROLD O. KOCH, JR. Covington, Louisiana	Director	Executive Vice President and Chief Scientific Officer, Pamlab, Inc.	September 2003

WILLIAM A. MACKINNON Toronto, Ontario	Director	Corporate Director	May 2009

G. STEVEN BURRILL San Francisco, California	Director	Chief Executive Officer, Burrill & Company	May 2011

The following is a brief description of the backgrounds of the current directors and officers of the Company:

Arun Menawat. Dr. Menawat has been the President and Chief Executive Officer of Novadaq since 2003. From 1999 to 2003, Dr. Menawat held increasing executive responsibilities including President and Chief Operating Officer of Cedara Software Corporation, a publicly traded medical imaging software company. Prior to joining Cedara, Dr. Menawat was Vice President, Operations at Tenneco Inc., a diversified business conglomerate, now separated into multiple companies. He also served as business manager and research & development manager at Hercules Incorporated, a specialty chemicals company. Dr. Menawat holds a B.S. in biology from the University of District of Columbia and an M.S. and Ph.D. in Chemical (Bio) Engineering from the University of Maryland. Dr. Menawat completed a fellowship in biomedical engineering at the National Institutes of Health. He also holds an Executive MBA from the J.L. Kellogg School of Management, Northwestern University.

Stephen Purcell. Mr. Purcell has been Chief Financial Officer since January 12, 2009 after joining Novadaq as Director of Finance in March 2008. Previous to joining the Company, Mr. Purcell served approximately five years as Corporate Controller of Sealy Canada Ltd. In addition, Mr. Purcell has held a number of senior financial management roles, including Chief Financial Officer of Canron Corp. Mr. Purcell has a business degree from Saint Francis Xavier University.

Roger Deck. Mr. Deck has over 20 years of operational and financial experience. Previous to being Vice President of Operations, he was the Chief Financial Officer of Novadaq from 2004 to June 2008. Mr. Deck served as Vice President, Financial Advisory Services at PricewaterhouseCoopers LLP from 2001 to 2003. From 2000 to 2001, Mr. Deck worked with J.R./Janus Merchant Brokers Ltd., an independent mid-market M&A advisory firm. Prior to that role, Mr. Deck served as Vice President, Merchant Banking at Brascan Corporation, starting in this position in 1996. Mr. Deck is a chartered accountant and holds a Bachelor’s degree in Economics from the University of Western Ontario.

Mary Kay Baggs. Ms. Baggs has over 25 years of clinical, sales and marketing experience in the cardiovascular medical device market in start-up, mid-size and large companies, beginning her career at Boston Scientific Corporation. Ms. Baggs first joined Novadaq as Vice President, Marketing in October of 2004. In December 2010, Ms. Baggs assumed the additional role of Sr. Vice President, Business Development, Surgical Systems. From 2002 to 2004, Ms. Baggs served as Vice President of Marketing for Chase Medical, Richardson, Texas. Previously held positions include Director of Marketing at Biocompatibles PLC and Director of Marketing at Cardiothoracic Systems and Guidant Corporation. Ms. Baggs holds a diploma from the New England Deaconess Hospital School of Nursing and Northeastern University, and a Bachelor of Science from Louisiana State University.

Aaron Davidson. Mr. Davidson is a Managing Director of H.I.G. BioVentures and focuses on investment opportunities in the life sciences sector. Prior to joining H.I.G. in 2004, he was a Vice President with Ventures West with a focus on venture investing in life science companies. Mr. Davidson began his career with Lilly, where he spent a decade in various management roles in the United States and Canada including business development, strategic planning, market research and financial planning. Mr. Davidson currently serves on the boards of Alder Biopharmaceuticals, Inc., Cardeas Pharma, HyperBranch Medical Technology, Intact Vascular, NeurAxon Inc., and Novadaq. He served on the boards of Salmedix and Gemin X Pharmaceuticals prior to their acquisitions by Cephalon in 2005 and 2011, respectively, and the board of Oncogenex Pharmaceuticals prior to their public listing. Mr. Davidson earned his MBA from Harvard Business School and a Bachelor of Commerce degree from McGill University.

Anthony Griffiths. Mr. Griffiths is Chairman of the Board of Directors of the Company and is currently an independent business consultant and corporate director. Mr. Griffiths became the Chairman of Mitel Corporation, a telecommunications company, in 1987, and also assumed the positions of President and Chief Executive Officer in addition to that of Chairman from 1991 to 1993. Mr. Griffiths is also the Chairman of Russel Metals Inc., and a director of Fairfax Financial Holdings Limited.

Harold O. Koch, Jr. For the past 38 years Mr. Koch has held senior management positions in research and development, regulatory, and business development in the pharmaceutical and Class III medical device fields. Mr. Koch was the Vice President of Business Development & Scientific Affairs and later Senior Vice President at Pamlab L.L.C., a developer, licensor and marketer of pharmaceutical products since July 2002, and effective January 1, 2012, became the Executive Vice President and Chief Scientific Officer of Pamlab (now Nestlé Health Science – Pamlab, Inc.). Prior to joining Pamlab, Mr. Koch held senior management positions with Rorer Group, Cooper Companies, Akorn, Inc., Santen, Inc. and has consulted for various ophthalmic biotechnology companies. Mr. Koch holds 3 US patents in ophthalmology, one of which is the leading viscoelastic product in the US (Viscoat), with annual sales in excess of US$100 million and four pending applications. Mr. Koch holds a Bachelor of Science degree in medical microbiology from Texas A&M University and is an active member of the Licensing Executives Society.

William A. Mackinnon. Mr. Mackinnon was Chief Executive Officer of KPMG Canada from April 1999 until his retirement in December 2008. Mr. Mackinnon joined KPMG Canada in 1971, became a partner in 1977, the Toronto Managing Partner in 1988 and the Greater Toronto Managing Partner in 1992. He obtained the Fellow Chartered Accountant designation from the Institute of Chartered Accountants of Ontario in 1994 and, during the period between 1999 and 2002, became a member of the board of directors of each of KPMG Canada, KMPG International and KMPG Americas. He is an active volunteer and currently serves as a member of the board of The Toronto Community Foundation, The Toronto East General Hospital Foundation, St. Stephen Community House and Roy Thomson Hall. Mr. Mackinnon is also a director of Telus Corp., Pioneer Petroleum, Osisko Mining Corporation and the Public Service Pension Investment Board. Mr. Mackinnon holds a Bachelor of Commerce from the University of Manitoba.

G. Steven Burrill. Mr. Burrill is the Chief Executive Officer of Burrill & Company, a diversified global financial services firm focused on the life sciences industry. Prior to founding the firm in 1994, Mr. Burrill spent 28 years with Ernst & Young, directing and coordinating the firm’s services to clients in the biotechnology/life sciences/high technology/manufacturing industries worldwide. In addition to Novadaq, he currently serves on the boards of directors of AliveCor, Catalyst Biosciences, Depomed (NASDAQ: DEPO), NewBridge, and XDx. Previously he served as Chairman of the boards of BioImagene, Abunda Nutrition and Pharmasset. Mr. Burrill is a founder and currently serves as Chairman of the board of the National Science and Technology Medals Foundation (NSTMF). Additionally, he serves as Chairman of the San Francisco Mayor’s Biotech Advisory Committee and the Global Virus Network. Mr. Burrill chaired the National Research Council study on linkages in biotechnology between Japan and the United States, and was also involved with the US-Japan Science and Technology Agreement Study of Technology Transfer Mechanisms between the United States and Japan. Other not-for-profit activities include serving on the boards of directors of the Life Science Foundation (Chairman), the World Council for Ethical Standards (Chairman), the Vilas County (Wisconsin) Economic Development Corporation (VCEDC) (Chairman), the National Health Museum (Vice Chairman), the Bay Area Science Infrastructure Consortium, BayBio (Emeritus), The Buck Institute for Research on Aging, California Healthcare Institute (Emeritus), The Exploratorium (Emeritus), The Gladstone Foundation, The Kellogg Center for Biotechnology, the MIT Center for Biomedical Innovation, BIO Ventures for Global Health (BVGH), and the Harvard Medical School Genetics Advisory Council. He serves on the editorial boards of Scientific American, the Journal of Commercial Biotechnology and Life Science Leader, and also serves on the advisory boards of the Center for Policy on Emerging Technologies (C-PET) and

BioAg Gateway, City of Madison. He is an advisor to the University of Illinois Institute for Genomic Biology, the University of Wisconsin-College of Agriculture and Life Sciences, the University of Minnesota College of Biological Sciences, University of California, Davis and Duke University, and is an adjunct professor at the University of California, San Francisco. He also serves on the advisory boards for the Department of Biology at San Francisco State University and the Biotechnology Master’s Program in the Department of Biology at the University of San Francisco. He serves on the BioNJ Diagnostics and Personalized Medicine Committee.

PLAN OF DISTRIBUTION

Novadaq may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and it may also sell the Securities to one or more purchasers directly or through agents. Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices.

If offered on a non-fixed price basis, the Securities may be offered at prevailing market prices at the time of sale or at prices to be negotiated with purchasers. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. Consequently, any dealer’s overall compensation will increase or decrease by the amount by which the aggregate price paid for the Securities by the purchasers exceeds or is less than the gross proceeds paid by the dealers, acting as principals, to Novadaq.

If, in connection with the offering of the Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to Novadaq.

A Prospectus Supplement will identify each underwriter, dealer or agent engaged by Novadaq, as the case may be, if any, in connection with the offering and sale of a particular series or issue of Securities, and will also set forth the terms of the offering, including the public offering price (or the manner of determination thereof, if offered on a non-fixed price basis), the proceeds to Novadaq and any compensation payable to the underwriters, dealers or agents, if applicable.

Under agreements which may be entered into by Novadaq, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by Novadaq against certain liabilities, including liabilities arising out of any misrepresentation in this Prospectus and the documents incorporated by reference herein, other than liabilities arising out of any misrepresentation made by underwriters, dealers or agents who participate in the offering of the Securities.

Each series or issue of Securities, other than common shares, will be a new issue of securities with no established trading market. In accordance with rules and policy statements of certain Canadian securities regulators, the underwriters, dealers or agents, as the case may be, may not, throughout the period of distribution of a series of Securities, bid for or purchase such series of Securities. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising prices of, such series of Securities. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing and applicable laws, in connection with the offering, and subject to the first exception mentioned above, the underwriters, dealers or agents, as the case may be, may engage in over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters, dealers or agents, as the case may be, in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of a particular series of Securities and short positions created by the underwriters, dealers or agents, as the case may be, involving the sale by the underwriters, dealers or agents, as the case may be, of a greater number of Securities of such series than may be offered by Novadaq in the offering. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Any underwriters, dealers or agents to or through whom Securities are sold by Novadaq for public offering and sale may make a market in the Securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that a trading market in the Securities of any series or issue will develop or as to the liquidity of any trading market for the Securities.

Under no circumstances will the fee, commission or discount received or to be received by any underwriter, placement agent or other Financial Industry Regulatory Authority (FINRA) member or independent broker-dealer exceed 8% of the gross proceeds of any public offering of the Securities in the United States pursuant to this Prospectus.

DESCRIPTION OF THE SHARE CAPITAL

The authorized share capital of the Company is comprised of an unlimited number of common shares and an unlimited number of preferred shares. As at October 10, 2013, there were a total of 48,616,605 common shares, no preferred shares outstanding and 2,873,377 stock options were outstanding under the Company’s employee stock option plan.

The Company has issued 609,838 warrants in connection with the private placement of $6,610,157, net of cash transaction costs of $511,180, in exchange for 3,049,205 units at a price of CDN$2.43 per unit, completed in February, 2010. Each warrant has a five-year term and is exercisable for one common share at an exercise price of CDN$3.00. The Company also issued 128,066 broker warrants as a part of the compensation payable to a placement agent. The broker warrants have a term of three years and are exercisable at a price of CDN$2.82. On March 24, 2011, the Company closed a private placement of $14,280,240, net of transaction costs of $998,207, in exchange for 4,731,864 units at a price of CDN $3.17 per unit. Each unit consists of one common share and 0.45 of a warrant, representing 2,129,339 warrants. Each warrant has a five-year term and is exercisable for one common share at an exercise price of CDN $3.18. As at October 10, 2013, there are 393,873 warrants outstanding from the February 2010 issuance and 1,561,515 warrants outstanding from the March 2011 issuance.

On May 7, 2013, the Company closed a public offering of 3,900,000 common shares, on a bought deal basis, at a price of $12.90 per share. Prior to the closing, the underwriter exercised in full the option to purchase an additional 585,000 common shares at a price of $12.90 per share solely to cover over-allotments. Gross proceeds and net proceeds from the offering were approximately $57.8 million and $54.8 million, respectively. The common shares were sold by Novadaq in the United States pursuant to the Company’s effective shelf registration statement filed with the U.S. Securities and Exchange Commission and in Canada pursuant to a short form base shelf prospectus and prospectus supplement filed with the securities regulatory authorities in each of the provinces of Canada, other than the Province of Quebec.

DESCRIPTION OF THE EQUITY SECURITIES

Common Shares

The holders of the common shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company and to one vote in respect of each common share held at all such meetings. The holders of the common shares will be entitled, at the discretion of the Board of Directors, to receive out of any or all profits or surplus of the Company properly available for the payment of dividends, any dividend declared by the Board of Directors and payable by the Company on the common shares. The holders of the common shares will participate ratably in any distribution of the assets of the Company upon the liquidation, dissolution or winding-up of the Company or other distribution of its assets among its shareholders for the purpose of winding-up its affairs.

Preferred Shares

The Company is authorized to issue an unlimited number of preferred shares, which may be issued from time to time in one or more series. The Board of Directors is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred shares.

Subject to any rights, privileges, restrictions and conditions that may have been determined by the Board of Directors to apply to any series of preferred shares, the holders of preferred shares shall be entitled to receive notice of meetings of the shareholders pursuant to the by-laws of the Company, but shall have no right to be present at or vote either in person, or by proxy, at any of the general meetings by virtue of or in respect of their holding of preferred shares (except where holders of a specified class or series of shares are entitled to vote separately as a class or series as provided in the CBCA or under applicable securities laws).

Subject to any rights, privileges, restrictions and conditions that may have been determined by the Board of Directors to apply to any series of preferred shares or any restrictions in any of the Company’s debt agreements:

(a)	the directors shall have complete uncontrolled discretion to pay dividends on any class or classes of shares or any series within a class of shares issued and outstanding in any particular year to the exclusion of any other class or classes of shares or any series within a class of shares out of any or all profits or surplus available for dividends;

(b)	with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the preferred shares shall rank on a parity with the preferred shares of every other series and be entitled to a preference and priority over the common shares and over any other shares of the Company ranking junior to the preferred shares; and

(c)	on winding-up, liquidation or dissolution of the Company or upon the happening of any other event giving rise to a distribution of assets other than by way of dividend amongst the Company’s shareholders for the purposes of winding-up its affairs, the holders of the preferred shares shall be entitled to receive, before any distribution of any part of the assets of the Company among the holders of any other shares, for each preferred share, an amount equal to the redemption price of such share and any dividends declared thereon and unpaid and no more.

DESCRIPTION OF THE DEBT SECURITIES

The following sets forth certain general terms and provisions of the Debt Securities in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Debt Securities. Debt Securities may be offered separately or in combination with one or more other Securities. Novadaq may, from time to time, issue debt securities and incur additional indebtedness other than through the issuance of Debt Securities pursuant to this Prospectus.

The Debt Securities will be issued in registered form or in bearer form under, and will be governed by, one or more indentures (each, an “Indenture”), in each case between the Company and a financial institution authorized to carry on business as a trustee (each, a “Trustee”). The Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended, and the CBCA, subject to obtaining an exemption from the requirements of the latter, if required. A copy of the form of Indenture has been filed on SEDAR and as an exhibit to the registration statement filed with the SEC.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Debt Securities being offered thereby, including without limitation:

(a)	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

(b)	the currency or currency units for which the Debt Securities may be purchased and the currency or currency unit in which the principal and any interest is payable (in either case, if other than U.S. dollars);

(c)	the percentage of the principal amount or the price at which such Debt Securities will be issued or whether such Debt Securities will be issued on a non-fixed price basis;

(d)	the date or dates on which such Debt Securities will mature;

(e)	the rate or rates per annum at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any);

(f)	the dates on which such interest will be payable and the record dates for such payments;

(g)	the credit rating assigned to the Debt Securities by rating agencies (if any);

(h)	the general terms or provisions pursuant to which the Debt Securities are to be issued;

(i)	the Trustee under the Indenture pursuant to which the Debt Securities are to be issued;

(j)	any redemption or call terms or terms under which such Debt Securities may be defeased;

(k)	whether such Debt Securities are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

(l)	any exchange or conversion terms;

(m)	whether such Debt Securities will be subordinated to other liabilities of the Company;

(n)	any material covenants included for the benefit of holders of Debt Securities;

(o)	material tax consequences of owning Debt Securities; and

(p)	any other material terms and conditions of the Debt Securities, including events of default.

Neither the aggregate principal amount of Debt Securities that will be issued and sold nor the issue price to the public of the Debt Securities has been established, as the Debt Securities will be issued at such times, in such amounts and at such prices as the Company determines from time to time. Debt Securities issued hereunder will be offered and sold during the 25-month period from the date of this Prospectus at prices negotiated with the purchasers, and the prices at which the Debt Securities will be offered and sold may vary as between purchasers and during the distribution period.

MARKET FOR SECURITIES

The Company’s common shares are listed and posted for trading on the TSX under the symbol “NDQ”. The price ranges and trading volume of the Company’s common shares for the twelve-month period before the date of this Prospectus on the TSX was as follows (share price is stated in Canadian dollars per share):

Month	Open	High	Low	Close	Volume (Total)
October 2012	10.00	11.89	9.93	11.44	109,800
November 2012	11.50	11.84	8.61	8.87	109,200
December 2012	8.83	9.37	8.23	8.79	78,800

Month	Open	High	Low	Close	Volume (Total)
January 2013	9.29	9.97	8.96	9.23	44,345
February 2013	9.38	10.23	8.68	10.04	376,845
March 2013	10.40	11.82	9.98	9.98	171,557
April 2013	10.11	14.25	10.01	13.55	386,986
May 2013	13.65	14.94	12.54	14.43	250,968
June 2013	14.31	15.36	12.96	14.12	122,843
July 2013	14.35	14.81	12.96	14.12	114,069
August 2013	13.65	15.75	12.26	15.47	143,301
September 2013	16.50	17.51	15.09	17.00	23,925
October 1- 10 2013	17.54	17.74	16.00	17.51	15,055

On March 1, 2012, the Company announced that its common shares were approved for listing on the NASDAQ under the ticker symbol “NVDQ”. The price ranges and trading volume of the Company’s common shares for the twelve-month period before the date of this Prospectus on the TSX was as follows (share price is stated in U.S. dollars per share):

Month	Open	High	Low	Close	Volume (Total)
October 2012	10.43	12.20	10.25	11.50	3,761,800
November 2012	11.76	11.92	8.76	8.84	5,141,400
December 2012	8.95	9.49	8.29	8.88	2,566,100
January 2013	9.00	10.13	8.94	9.39	3,095,466
February 2013	9.47	10.05	8.53	9.91	7,797,822
March 2013	9.66	11.58	9.66	9.91	8,819,025
April 2013	9.95	14.20	9.87	13.47	11,202,569
May 2013	13.44	14.69	12.45	13.56	7,531,773
June 2013	13.49	15.07	12.19	13.46	3,645,835
July 2013	13.55	14.41	12.22	13.70	4,300,755
August 2013	13.59	15.00	11.72	14.89	4,956,265
September 2013	15.00	17.21	14.30	16.58	4,867,773
October 1- 10 2013	16.69	17.29	15.31	16.88	1,886,285

PRIOR SALES

On March 26, 2013, Fairfax Financial Holdings Limited exercised its right to convert debentures with principal value of $5,149,009 in exchange for 2,772,151 common shares of the Company in accordance with terms of the debenture. On May 16, 2013, two management members exercised their right to convert debentures of principal value of $71,323 in exchange for 37,961 common shares of the Company in accordance with the terms of the debenture.

On May 7, 2013, the Company closed a public offering of 3,900,000 common shares, on a bought deal basis, at a price of $12.90 per share. Prior to the closing, the underwriter exercised in full the option to purchase an additional 585,000 common shares at a price of $12.90 per share solely to cover over-allotments. Gross proceeds and net proceeds from the offering were approximately $57.8 million and $54.8 million, respectively. The common shares were sold by Novadaq in the United States pursuant to the Company’s effective shelf registration statement filed with the SEC and in Canada pursuant to a short form base shelf prospectus and prospectus supplement filed with the securities regulatory authorities in each of the provinces of Canada, other than the Province of Quebec.

EARNINGS COVERAGE

The following consolidated financial earnings coverage figures and ratios are calculated for the year ended December 31, 2012 and twelve months ended June 30, 2013, and give effect to all long-term financial liabilities of the Company and the repayment, redemption or retirement thereof since that date. The pro forma column for year ended December 31, 2012 and the pro forma column for twelve months ended June 30, 2013 reflect a reduction in interest expense due to convertible debentures in the amount of $5,218,000 being converted subsequent to December 31, 2012. The earnings coverage deficiencies and earnings coverage ratios, and the amount of earnings and interest expense set forth below do not purport to be indicative of earnings coverage deficiencies or ratios for any further periods. The deficiency figures and coverage ratios have been calculated based on International Financial Reporting Standards. These coverage deficiencies, coverage ratios, earnings, or interest expenses do not give effect to the issuance of any Debt Securities that may be issued pursuant to any Prospectus Supplement, since the aggregate principal amounts and the terms of such Debt Securities are not presently known.

	Year ended December 31, 2012 Historical	Year ended December 31, 2012 Pro forma	Twelve months ended June 30, 2013 Historical	Twelve months ended June 30, 2013 Pro forma
Interest expense	$707,500	$13,256	$535,567	$13,301
Tax expense	$100,861	$100,861	$145,861	$145,861
Net loss	$12,344,133	$11,649,889	$18,868,913	$18,346,647
Net loss before interest and taxes	$11,535,772	$11,535,772	$18,187,485	$18,187,485
Earnings coverage ratio	(16):1	(870):1	(34):1	(1,367):1

The net loss for the year ended December 31, 2012 and for the twelve months ended June 30, 2013 includes non-cash warrant revaluation expenses of $8,558,323 and $14,227,888, respectively. The earnings coverage ratio results in negative ratios and the Company believes these ratios are not meaningful. Refer to the earnings calculation below for the required increase in net income to achieve an earnings coverage ratio of 1:1.

	Year ended December 31, 2012	Year ended December 31, 2012 Adjusted	Twelve months ended June 30, 2013	Twelve months ended June 30, 2013 Adjusted
Earnings coverage (deficiency)	$12,243,272	$11,549,028	$18,723,052	$18,200,786
Earnings coverage ratio	1:1	1:1	1:1	1:1

The Company’s interest expense amounted to approximately $707,500 for the year ended December 31, 2012 and $535,567 for the twelve months ended June 30, 2013. The Company’s loss before interest expense and income tax for the year ended December 31, 2012 was approximately $11,535,772 and for the twelve months ended June 30, 2013 was approximately $18,187,485, which results in an earnings coverage ratio of (16):1 for the year ended December 31, 2012 and (34):1 for the twelve months ended June 30, 2013.

If Novadaq offers preferred shares or Debt Securities having a term to maturity in excess of one year, under this Prospectus and any applicable Prospectus Supplement, the applicable Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such securities.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Novadaq 5090 Explorer Drive, Suite 202, Mississauga, Ontario, Canada L4W 4T9, Telephone: (905) 629-3822. These documents are also available through the internet on SEDAR, which can be accessed online at www.sedar.com, and on EDGAR, which can be accessed at www.sec.gov.

The following documents, filed by Novadaq, as the case may be, with the SEC and/or securities commissions or similar authorities in each of the provinces of Canada, as amended from time to time, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	annual information form of the Company dated March 19, 2013 for the year ended December 31, 2012;

(b)	audited consolidated financial statements for the year ended December 31, 2012 together with the notes thereto and the auditors’ report thereon, together with the management’s discussion and analysis dated February 6, 2013 for the year ended December 31, 2012;

(c)	unaudited interim condensed consolidated financial statements for the three and six month periods ended June 30, 2013, together with the notes thereto and the management’s discussion and analysis dated July 31, 2013 for the period ended June 30, 2013;

(d)	material change report of the Company dated March 15, 2013 regarding the Company’s termination of its distribution agreements with KCI USA Inc. and KCI Medical Resources Limited and its subsequent amended and restated distribution agreements with LifeCell Corporation and Life Medical Resources Limited (without material modifications);

(e)	material change report of the Company dated May 7, 2013 regarding the closing of the Company’s offering of 3,900,000 common shares on a bought deal basis;

(f)	management information circular of the Company dated April 18, 2013 prepared in connection with the Company’s annual meeting of shareholders held on May 22, 2013;

(g)	any and all Prospectus Supplements in respect of this Prospectus as of the date of each such Prospectus Supplement;

(h)	to the extent permitted by applicable securities law, any other documents which Novadaq elects to incorporate by reference into this Prospectus.

Any annual information form, annual or quarterly financial statements, annual or quarterly management’s discussion and analysis, management proxy circular, material change report (excluding confidential material change reports), business acquisition report, information circular or other disclosure document filed by us with the securities commission or similar authorities in Canada after the date of this Prospectus and prior to 25 months from the date hereof shall be deemed to be incorporated by reference into this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus pursuant to the foregoing paragraph is also included in any report filed with or furnished to the SEC by us on Form 6-K or on Form 40-F (or any respective successor form) after the date of this Prospectus, it shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. Further, we may incorporate by reference into the registration statement of which this Prospectus forms a part, any report on Form 6-K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual audited comparative financial statements and accompanying management’s discussion and analysis being filed with and, where required, accepted by, the securities commissions or similar authorities in Canada during the currency of this Prospectus, the previous annual information form, the previous annual audited comparative financial statements and accompanying management’s discussion and analysis and all interim financial statements and accompanying management’s discussion and analysis, and all material change reports, information circulars and business acquisition reports filed prior to the commencement of the then current fiscal year, will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon an interim financial statement and accompanying management’s discussion and analysis being filed by us with and, where required, accepted by, the securities commissions or similar authorities in Canada during the currency of this Prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim financial statement shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

REGISTRATION AND TRANSFER

Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry-only Securities, a global certificate or certificates representing the Securities may be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation incorporated under and governed by the CBCA. A majority of the directors and officers of the Company, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of the directors and officers of the Company and experts under U.S. federal securities laws.

The Company has been advised by its Canadian counsel, Stikeman Elliott LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Stikeman Elliott LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

Concurrently with filing our registration statement on Form F-10, the Company made an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of the Securities under this Prospectus.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax considerations generally applicable to the purchase, holding and disposition of those Securities by an investor who is a U.S. person.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment, irrespective of the determination at a later date of the purchase price of the securities distributed if offered on a non-fixed price basis. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

Original Canadian purchasers of Debt Securities which are convertible or exchangeable into other securities of the Company will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such convertible, exchangeable or exercisable securities. The contractual right of rescission will entitle such original purchasers to receive the amount paid for the applicable Debt Security in the event that this prospectus, a prospectus supplement or any amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the Debt Securities which are convertible or exchangeable under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the Debt Securities which are convertible or exchangeable under this prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under section 130 the Securities Act (Ontario) or otherwise at law. Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the Debt Securities which are convertible, exchangeable or exercisable that were purchased under a prospectus, and therefore a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the province in which the purchaser resides for the particulars of these rights, or consult with a legal adviser.

LEGAL MATTERS

Certain legal matters relating to the Securities offered by this Prospectus will be passed upon on our behalf by Stikeman Elliott LLP, our Canadian counsel, and Dechert LLP, our U.S. counsel. As of the date of this Prospectus, the partners and associates of Stikeman Elliott LLP beneficially own, directly or indirectly, less than 1% of outstanding securities of any class issued by the Company. As of the date of this Prospectus, the partners and associates of Dechert LLP beneficially own, directly or indirectly, less than 1% of outstanding securities of any class issued by the Company. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

AUDITORS

The Company’s external and independent auditors are Ernst & Young LLP, Chartered Accountants, Licensed Public Accountants (“EY”), 222 Bay Street, P.O. Box 251, Toronto, Ontario, M5K 1J7. EY was first appointed as auditors of the Company for the year 2002.

The audited annual consolidated statements of financial position of the Company as at December 31, 2012 and 2011 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated in this Prospectus by reference have been audited by EY, Chartered Accountants, Licensed Public Accountants; as stated in their report, which is incorporated herein by reference.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus is a part: (i) the documents referred to under “Documents Incorporated By Reference”; (ii) the consent of Ernst & Young LLP, Chartered Accountants, Licensed Public Accountants; (iii) powers of attorney from directors and officers of the Company; (iv) the consent of Stikeman Elliott LLP; and (v) the form of Indenture relating to the Debt Securities.

CERTIFICATE OF THE COMPANY

Dated: October 11, 2013

This short form prospectus, together with the documents incorporated in this Prospectus by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada other than the Province of Quebec.

NOVADAQ TECHNOLOGIES INC.

CHIEF EXECUTIVE OFFICER	CHIEF FINANCIAL OFFICER

(Signed) Dr. Arun Menawat	(Signed) Stephen Purcell
President and Chief Executive Officer of Novadaq Technologies Inc.	Vice-President and Chief Financial Officer of Novadaq Technologies Inc.

On behalf of the Board of Directors of Novadaq Technologies Inc.

(Signed) Anthony Griffiths	(Signed) Aaron Davidson
Director	Director

C-1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity, and the individual seeking indemnity shall have a right to such indemnity if such individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done. The CBCA also provides that the Registrant may advance monies to such an individual for the costs, charges and expenses of such a proceeding.

The CBCA also provides that the Registrant may with the approval of a court, indemnify such an individual or advance moneys against all costs, charges and expenses reasonably incurred by the individual in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity at the Registrant’s request.

However, indemnification under any of the foregoing circumstances is prohibited under the CBCA unless the individual:

•	acted honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws provide that the Registrant will indemnify a director or officer, a former director or officer or another individual who acts or acted at the Registrant’s request as a director or officer (or an individual acting in a similar capacity) of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity.

The Registrant’s by-laws provide that the Registrant may advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. That person must repay the monies if the person does not fulfill the conditions in the following paragraph.

The Registrant’s by-laws provide that the Registrant will not indemnify a person referred to above unless the person: (a) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the person acted as a director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the person’s conduct was lawful.

The Registrant’s by-laws provide that the Registrant also has the right to indemnify a person referred to above in such other circumstances as the CBCA or law permits or requires. The Registrant’s by-laws do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the Registrant’s by-laws.

Subject to the CBCA, the Registrant may purchase and maintain insurance for the benefit of any individual referred to above as the board of directors of the Registrant may from time to time determine. The Registrant has purchased and maintains such an insurance policy.

Under agreements which may be entered into by Novadaq, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by Novadaq against certain liabilities, including liabilities arising out of any misrepresentation in this Prospectus and the documents incorporated by reference herein, other than liabilities arising out of any misrepresentation made by underwriters, dealers or agents who participate in the offering of the Securities.

Insofar as indemnification for liabilities under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits

The exhibits to this Registration Statement on Form F-10 are listed in the Exhibit Index, which appears elsewhere herein.

Exhibit Number	Description

4.1*	Annual information form of the Registrant dated March 19, 2013 for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 19, 2013 (File No. 001-35446)).

4.2*	Audited consolidated financial statements for the year ended December 31, 2012 and 2011 together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on February 8, 2013 (File No. 001-35446)).

4.3*	Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on February 8, 2013 (File No. 001-35446)).

4.4*	Unaudited interim condensed consolidated financial statements for the three and six month periods ended June 30, 2013, together with the notes thereto and the management’s discussion and analysis dated July 31, 2013 for the period ended June 30, 2013 (incorporated by reference from exhibits 99.1 and 99.2 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on August 1, 2013 ((File No. 001-35446)).

4.5*	Material change report dated March 15, 2013 regarding the Registrant’s termination of its distribution agreements with KCI USA Inc. and KCI Medical Resources Limited and its subsequent amended and restated distribution agreements with LifeCell Corporation and Life Medical Resources Limited (without material modifications) (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on March 15, 2013 (File No. 001-35446)).

4.6*	Material change reported dated May 7, 2013 regarding the closing of the Registrant’s offering of 3,900,000 common shares on a bought deal basis (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on May 7, 2013 (File No. 001-35446)).

4.7*	Management information circular of the Registrant dated April 18, 2013 prepared in connection with the Registrant’s annual meeting of shareholders held on May 22, 2013 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on April 19, 2013 (File No. 001-35446));

5.1	Consent of Ernst & Young LLP

5.2	Consent of Stikeman Elliott LLP

6.1	Powers of Attorney (contained on the signature page of this Registration Statement)

7.1	Form of Indenture relating to the Debt Securities

*	Previously filed or furnished to the Commission.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

At the time of filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Canada, on October 11, 2013.

NOVADAQ TECHNOLOGIES INC.

/s/ Arun Menawat
Name:	Arun Menawat
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arun Menawat, President, Chief Executive Officer and Director of Novadaq Technologies Inc., and Stephen Purcell, Chief Financial Officer of Novadaq Technologies Inc., or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 19, 2012.

Signature	Title	Date

/s/ Arun Menawat Arun Menawat	President, Chief Executive Officer and Director	October 11, 2013

/s/ Stephen Purcell Stephen Purcell	Chief Financial Officer	October 11, 2013

/s/ Aaron Davidson Aaron Davidson	Director	October 11, 2013

/s/ Anthony Griffiths Anthony Griffiths	Director	October 11, 2013

/s/ Harold O. Koch, Jr. Harold O. Koch, Jr.	Director	October 11, 2013

/s/ William A. Mackinnon William A. Mackinnon	Director	October 11, 2013

/s/ G. Steven Burrill G. Steven Burrill	Director	October 11, 2013

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Novadaq Technologies Inc. in the United States, on the 11th day of October, 2013.

CT CORPORATION SYSTEM

/s/ Ann Williams
Name:	Ann Williams
Title:	Assistant Vice President

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Annual information form of the Registrant dated March 19, 2013 for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 19, 2013 (File No. 001-35446)).

4.2*	Audited consolidated financial statements for the year ended December 31, 2012 and 2011 together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on February 8, 2013 (File No. 001-35446)).

4.3*	Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on February 8, 2013 (File No. 001-35446)).

4.4*	Unaudited interim condensed consolidated financial statements for the three and six month periods ended June 30, 2013, together with the notes thereto and the management’s discussion and analysis dated July 31, 2013 for the period ended June 30, 2013 (incorporated by reference from exhibits 99.1 and 99.2 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on August 1, 2013 ((File No. 001-35446)).

4.5*	Material change report dated March 15, 2013 regarding the Registrant’s termination of its distribution agreements with KCI USA Inc. and KCI Medical Resources Limited and its subsequent amended and restated distribution agreements with LifeCell Corporation and Life Medical Resources Limited (without material modifications) (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on March 15, 2013 (File No. 001-35446)).

4.6*	Material change reported dated May 7, 2013 regarding the closing of the Registrant’s offering of 3,900,000 common shares on a bought deal basis (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on May 7, 2013 (File No. 001-35446)).

4.7*	Management information circular of the Registrant dated April 18, 2013 prepared in connection with the Registrant’s annual meeting of shareholders held on May 22, 2013 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, as filed with the Securities and Exchange Commission on April 19, 2013 (File No. 001-35446));

5.1	Consent of Ernst & Young LLP

5.2	Consent of Stikeman Elliott LLP

6.1	Powers of Attorney (contained on the signature page of this Registration Statement)

7.1	Form of Indenture relating to the Debt Securities

*	Previously filed or furnished to the Commission.